Exhibit 99.1

Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, MN 55121
Traded: Nasdaq: TCAM

COMPANY CONTACTS:
Michael Paxton	Keith Klein
Chairman, President and CEO	Chief Financial Officer
(651) 686-2500	(651) 686-2500

FOR IMMEDIATE RELEASE
Tuesday, April 26, 2005

TRANSPORT CORPORATION OF AMERICA
REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, MINNESOTA, April 26, 2005 – Transport Corporation of America, Inc. (NASDAQ: TCAM), today announced revenues for the first quarter 2005 of $61.4 million, compared with 2004 first quarter revenues of $62.1 million. First quarter 2005 net income was $94,000 or $0.01 per diluted share, compared with first quarter 2004 net income of $71,000, or $0.01 per diluted share.

Michael Paxton, Chairman, President and Chief Executive Officer, commented, “Although the demand for freight was softer in the first quarter 2005 when compared to 2004, we continue to improve our operating fundamentals. Our revenue per loaded mile (excluding fuel surcharges) increased 4.0% to $1.53 for the first quarter 2005 compared to $1.47 for the same period in 2004 and our average freight revenue per tractor per week (excluding fuel surcharges) increased to $2,887 in the first quarter 2005 compared to $2,797 for the same period 2004.” (The financial tables at the end of this release reconcile the differences between these non-GAAP financial measures excluding fuel surcharges and the most directly comparable GAAP measures including fuel surcharges.)

Paxton also noted, “We continue to benefit from our strong safety record — our accident rate per million miles was one of the lowest in a first-quarter period in the history of the Company. We also increased overall productivity as demonstrated by an increase in annualized revenue per non-driver employee from $611,000 in the first quarter 2004 to $621,000 in the first quarter 2005.”

Paxton continued, “Like many of our peers, we continue to experience the effects of a very difficult driver recruiting market, particularly as it relates to independent contractors. This directly limits the amount of freight we are able to haul, and accordingly, reduces overall revenues. Total seated capacity decreased 9.7% from the first quarter 2004 to the first quarter 2005. We continue to take actions to increase seated capacity, including increases in driver pay, new commitments to get drivers home weekly within specified areas of our network, and new recruiting and retention initiatives and incentives. During the first quarter 2005, our driver turnover percentage is down nearly 20% from the same period in 2004 as a result of these initiatives.”

“Finally, we continue to strengthen our balance sheet by reducing outstanding debt for the 20th straight quarter. At March 31, 2005, total debt and capital lease obligations were $48.8 million compared to $49.1 million at December 31, 2004.”

The Company will host a conference call and webcast on Tuesday, April 26, 2005 at 10:00 a.m. Central Time. The Internet broadcast can be accessed at the Company’s website, www.transportamerica.com, or at www.fulldisclosure.com.

About Transport America

Transport Corporation of America, Inc., based in the Minneapolis — St. Paul metropolitan area, provides a wide range of truckload freight carriage and logistics services to customers in the United States and Canada. Transport America focuses on providing time-definite and other responsive services through its team of dedicated and committed employees supported by state-of-the-art technology and information systems.

This news release contains forward-looking statements regarding the Company. The Company wishes to caution readers not to place undue reliance on any forward-looking statements which speak only as of the date made. The following important factors, among other things, in some cases have affected and in the future could affect the Company’s actual results and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the highly competitive conditions that currently exist in the Company’s market and the Company’s ability to compete, (2) the Company’s ability to recruit, train, and retain qualified drivers, (3) increases in fuel prices, and the Company’s ability to recover these costs from its customers, (4) the impact of environmental standards and regulations on new revenue equipment, (5) changes in governmental regulations applicable to the Company’s operations, (6) adverse weather conditions, (7) accidents, (8) the financing and resale market for used revenue equipment, (9) changes in interest rates, (10) cost of liability insurance coverage, and (11) downturns in general economic conditions affecting the Company and its customers. The foregoing list should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise or update any previously made forward-looking statements. Unanticipated events are likely to occur.

Financial Tables to Follow...

TRANSPORT CORPORATION OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
Three Months Ended March 31, 2005 and 2004
(In Thousands, Except Share and Per Share Amounts)
Unaudited

	Three Months
	2005		2004

	Amount	%	Amount	%

Operating revenues	$61,436	100.0	$62,143	100.0

Operating expenses:
Salaries, wages, and benefits	19,077	31.1	18,195	29.3
Fuel, maintenance, and other expense	11,547	18.8	9,390	15.1
Purchased transportation	17,672	28.8	20,591	33.1
Revenue equipment leases	390	0.6	268	0.4
Depreciation and amortization	5,723	9.3	5,743	9.2
Insurance, claims, and damage	2,202	3.6	3,142	5.1
Taxes and licenses	1,167	1.9	1,101	1.8
Communication	420	0.7	443	0.7
Other general and administrative	2,445	4.0	2,308	3.7

Total operating expenses	60,643	98.7	61,181	98.5

Operating income	793	1.3	962	1.5

Interest expense, net	639	1.0	845	1.4

Earnings (loss) before income taxes	154	0.3	117	0.2

Income tax provision (benefit)	60	0.1	46	0.1

Net earning (loss)	$94	0.2	$71	0.1

Earnings (loss) per common share – basic	$0.01		$0.01

Earnings (loss) per common share – diluted	$0.01		$0.01

Average common shares outstanding
Basic	6,541,890		7,087,215
Diluted	6,725,525		7,199,488

TRANSPORT CORPORATION OF AMERICA, INC.
BALANCE SHEET
March 31, 2005 and 2004
(In Thousands)
Unaudited

ASSETS

	2005	2004

Current Assets:
Cash and cash equivalents	$2,610	$4,054
Trade receivables, net of allowances	24,861	27,589
Other receivables	2,267	1,757
Operating supplies	848	777
Deferred income taxes	5,609	6,189
Prepaid expenses	3,782	4,552

Total Current Assets	39,977	44,918

Revenue Equipment, At Cost	183,394	180,840
Less: accumulated depreciation	(78,037)	(80,669)

Revenue Equipment, Net	105,357	100,171

Property and Other Equipment:
Land, buildings, and improvements	16,718	16,302
Other equipment and leasehold improvements	21,387	21,563
Less: accumulated depreciation	(19,307)	(17,375)

Property and Other Equipment, Net	18,798	20,490

Revenue, Property and Other Equipment, Net	124,155	120,661

Other Assets, Net	2,705	1,633

Total Assets	$166,837	$167,212

LIABILITIES AND SHAREHOLDERS’ EQUITY

	2005	2004

Current Liabilities:
Current maturities of Long Term Debt	$7,581	$8,758
Current maturities of Capital Lease Obligations	9,153	4,402
Accounts payable	11,142	7,404
Checks issued in excess of cash balances	1,123	1,492
Due to independent contractors	1,223	2,379
Accrued expenses	22,212	20,879

Total Current Liabilities	52,434	45,314

Long-Term Debt & Capital Lease Obligations
Long-term debt less current maturities	29,517	26,743
Capital lease obligations less current maturities	2,535	11,691

Deferred Income Taxes	25,787	25,869

Shareholders’ Equity:
Common stock	66	70
Additional paid-in capital	25,626	28,713
Retained earnings	30,872	28,812

Total Shareholders’ Equity	56,564	57,595

Total Liabilities and Equity	$166,837	$167,212

TRANSPORT CORPORATION OF AMERICA, INC.
Selected Consolidated Financial and Operating Data
Three Months Ended March 31, 2005 and 2004

	Three Months

	2005	2004

Operating Statistics
Company tractors, seated	844	852
Company tractors, other	203	152
Independent contractor	505	678

Total tractors (at end of period)	1,552	1,682
Trailers (at end of period)	4,861	4,973

Average company tractors in service	1,458	1,630
Total loaded miles (000’s)	34,605	39,618
Total miles (000’s)	38,951	44,312

Freight revenue per tractor per week*	$2,887	$2,797
Fuel surcharge per tractor per week	331	141

Operating revenue per tractor per week	$3,218	$2,938

Freight revenues per loaded mile*	$1.532	$1.473
Fuel surcharge per loaded mile	0.177	0.074

Operating revenues per loaded mile	$1.709	$1.547

Freight revenues per mile*	$1.361	$1.317
Fuel surcharge per mile	0.157	0.066

Operating revenues per mile	$1.518	$1.383

Average empty mile percentage	11.2%	10.6%
Average length of haul, all miles	669	697
Average annual revenues per non-
driver employee (000’s)	$621	$611

Financial Data (000’s)
Freight revenue (excluding fuel surcharge)	$53,016	$58,347
Fuel surcharge revenue	6,109	2,953

Operating revenue (including fuel surcharge)	$59,125	$61,300
Logistics and other revenue	2,311	843

Total revenue	$61,436	$62,143

Capital expenditures, net of proceeds	$10,085	$1,860
Total debt and capital lease obligations	$48,786	$51,593

* Excluding fuel surcharge